Exhibit 5.1

BINGHAM MCCUTCHEN LLP

150 Federal Street

Boston, Massachusetts 02110

November 24, 2004

Cubist Pharmaceuticals, Inc.

65 Hayden Avenue

Lexington, MA 02421

Dear Ladies and Gentlemen:

                We have acted as counsel for Cubist Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 10,714,200 shares of Common Stock, par value $.001 per share (the “Shares”), pursuant to a Registration Statement on Form S-3 initially filed with the Securities and Exchange Commission (the “Commission”) on September 29, 2004, File No. 333-119371 (as amended, and together with that certain registration statement on Form S-3 filed by the Company on November 22, 2004 pursuant to Rule 462(b) of the Act, being collectively referred to herein as the “Registration Statement”), the prospectus dated November 12, 2004 constituting part of the Registration Statement and the prospectus supplement thereto dated November 22, 2004 (the “Prospectus Supplement”), each filed under the Act.

                This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Prospectus or the Prospectus Supplement other than as to the validity of the Shares.

                We have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Shares.  We have also examined and relied upon originals or copies of such corporate records, documents, agreements or other instruments of the Company as we consider appropriate. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have entirely relied upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

Cubist Pharmaceuticals, Inc.

November 24, 2004

                In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document. We have also assumed that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied.

                This opinion is limited solely to the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

                Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Registration Statement and Prospectus Supplement, will be validly issued, fully paid and nonassessable.

                We hereby consent to the filing of this opinion as an exhibit to that certain Form 8-K, dated November 24, 2004 and to its incorporation by reference into the Registration Statement. We also consent to the use of our name under the caption “Legal Matters” in the Prospectus Supplement.

Very truly yours,

/s/ BINGHAM MCCUTCHEN LLP

BINGHAM MCCUTCHEN LLP